FIFTH STREET FINANCE CORP. ANNOUNCES LEADERSHIP TRANSITION

Bernard D. Berman Named as Chief Executive Officer of FSC

GREENWICH, CT, April 5, 2017 – Fifth Street Finance Corp. (NASDAQ: FSC) (“FSC”) today announced that Bernard D. Berman, Chairman of FSC and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”), as well as Co-President and Chief Compliance Officer of Fifth Street Asset Management Inc. (NASDAQ: FSAM) (“FSAM”), has been appointed as Chief Executive Officer of FSC, effective immediately. This appointment follows the resignation of Patrick J. Dalton, who has left for reasons unrelated to the Fifth Street companies’ operational or financial performance.

Leonard M. Tannenbaum, Chairman and CEO of FSAM, said, “We remain committed to executing on our stated initiatives to improve performance, stabilize NAV and create long-term value at FSC and FSFR, our publicly-traded BDCs. We have made significant progress in recent months and will evaluate all opportunities to maximize shareholder value.”

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. FSC originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. FSC has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with approximately $5 billion in assets under management across multiple public and private vehicles. With a track record of nearly 20 years, the Fifth Street platform received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSC's website can be accessed at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of Fifth Street Finance Corp. (“FSC”, or “Company”). Words such as “believes,” “expects,” “seeks,” “plans,” “should,” “estimates,” “project,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSC’s filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in the Company’s operating areas. FSC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449